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                                EXHIBIT 10.24

                         CONSULTING SERVICES AGREEMENT

DATED AS OF FEBRUARY 17, 1995

Parties:  WILEY, PENE & C0MPANY              ("WPC")
          Five Centerpointe, Suite 100
          Lake Oswego, Oregon 97035

          SUN SPORTSWEAR, INC.              ("Client")
          6520 South 190th Street
          Kent, WA. 98032

                                    RECITALS

WHEREAS, Client desires assistance in organizing and streamlining its operations and thereby improving the profitability of its operations and desires assistance in implementing strategies designed to position Client for long term growth in the marketplace, and Client believes that WPC is capable of assisting Client in achieving such goals, and Client therefore desires to engage WPC to provide consulting services to Client and WPC desires to provide such services to Client to help Client achieve such goals,

THE PARTIES THEREFORE AGREE AS FOLLOWS:

1. Services. WPC shall provide the consulting services of Robert A. Pene and William S. Wiley to significantly assist Client 's efforts to achieve the following goals and objectives, consistent with the 1995 Strategic Business Plan (as presented to the Board of Directors of Client at its April 28,1995 meeting) ("1995 Strategic Business Plan"), attached hereto and by this reference incorporated herein:

         1.1 Significant ending inventory reduction and achievement of overall inventory control improvement.

         1.2 Creation of efficiencies in the expense structure of Client's operations, with particular emphasis on reducing general and administration expenses to a level not greater than the amount appearing in the 1995 Strategic Business Plan.

         1.3  Significant enhancement of production efficiencies.

         1.4 Stabilization and significant improvement of results in Men's and Boys' Division.

         1.5  Development of long term strategic direction of Client.





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2.  Fees and Expenses.

         2.1 Client shall pay WPC for its services on an hourly basis at its standard hourly rate of $150, through April 30, 1995. From May 1, 1995 through July 31, 1995, Client shall pay WPC a flat fee of $25,000 per month, together with an incentive payment in the amount of an additional $25,000 per month for each month the net income of the Client (as defined in accordance with Client's normal procedures used to report net income on its audited financial statements) meets the net income threshold set forth on the 1995 Strategic Plan for that month. To the extent net income exceeds such threshold, Client shall pay WPC an additional ten percent (10%) of any excess above such threshold amount.

         2.2 Client shall reimburse WPC for its reasonable "reimbursable expenses," which may include costs of travel within Client's normal travel guidelines in effect for its employees, printing and reproduction, long-distance communications, services of third parties consulted or engaged by WPC in accordance with the limitations set forth in this paragraph and paragraph 5 of this Consulting Agreement, and all other payments to third parties reasonably made by WPC in performing its services hereunder. Client shall not be obligated to reimburse WPC for any payments made to third parties for personal services unless WPC has first obtained written consent to engage the services of such third parties of (a) the CEO of Client if the costs for such services are between $1 and $5,000 or (b) the Audit Committee of Client's Board of Directors in the event the costs for such services exceed $5,000.

         2.3 Within five (5) days of execution of this Consulting Agreement, WPC shall issue an invoice Client for all services rendered through April 30, 1995 on the hourly basis described in paragraph 2.1. Thereafter, WPC shall issue an invoice on a bi-monthly basis for all services performed during the preceding period and for reimbursable expenses incurred and not previously billed. Such invoices are due and payable within ten (10) days of receipt.
WPC may suspend its performance (in which case its right to fees for future services shall also be suspended as of that date) if its invoices are not paid when due, or if Client is the subject of a bankruptcy case and the bankruptcy court has not approved the engagement of WPC in accordance with this Consulting Agreement.

         2.4 WPC has assured Client, and Client is relying on such assurance, that the project contemplated by this Consulting Agreement for Client is the principal and most significant project currently being undertaken by WPC and will remain WPC's principal and most significant project for the duration of this Consulting Agreement. Client is further relying on the fact that the personal services of Robert A. Pene and William S. Wiley, specifically, are the services that will be provided to Client by WPC under this Consulting Agreement.





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3.  Term.

         3.1 The term of this Consulting Agreement shall be from its date described above until July 31, 1995, unless earlier terminated pursuant to this paragraph or paragraph 2.3. This Consulting Agreement may be terminated by either party upon not less than five
         (5) days written notice to the other party.

         3.2 If this Consulting Agreement is terminated by WPC prior to the end of a month, WPC shall be entitled to a pro rata share of its monthly base $25,000 consulting fee, but shall not be entitled to any portion of that month's incentive or profit sharing payments. If this Consulting Agreement is terminated by Client prior to the end of a month, WPC shall be entitled to a pro rata share of that month's base $25,000 consulting fee as well as a pro rata amount of that month's incentive and profit sharing payments to which WPC would otherwise have been entitled as determined by the financial results of that month for month end.

         3.3 Both parties contemplate that this Consulting Agreement, with such other or different terms and conditions as are mutually agreed upon, be continued after July 31, 1995, with the scope of services and fees revised as the parties deem appropriate at the time. It is further contemplated that such a revised Consulting Agreement will be discussed and entered into, if both parties reach agreement to its terms, during the month of July, 1995.

4. Information and Cooperation. Client shall promptly provide WPC with all the information, access to all Client facilities and personnel, and such other assistance as WPC reasonably requests. WPC may rely upon documents, opinions and other information given to it by officers, employees and other consultants of Client (including but not limited to consultants engaged under paragraph 5), provided that WPC reasonably believes that the person providing the information is reliable. WPC will treat all information as confidential and proprietary and shall not disclose it to outside third parties without express permission of the CEO of Client.

5. Other Services. WPC may consult with or engage attorneys, accountants, appraisers and other third parties to provide services with respect to the affairs of the Client to the extent that WPC reasonably deems is necessary to accomplish the goals set forth in this Consulting Agreement, subject to prior written approval of Client, provided that WPC shall obtain prior written approval of the CEO of Client for any services that will cost between $1 and $5,000, and shall obtain prior written approval of the Audit Committee for any such services that will cost in excess of $5,000.

6. Independent Contractor Status. WPC is an independent contractor and neither it nor any of its officers, employees or other agents shall be or become employees of Client, except by a written amendment to this Agreement. Accordingly, WPC shall provide its own workers' compensation coverage and other employee benefits and insurance as it





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deems appropriate for its operations.  WPC shall have no authority to bind
Client to third parties in any manner except as otherwise expressly stated herein, and WPC shall not hold itself out as an employee or agent of Client. This Consulting Agreement is made solely for the benefit of the parties hereto, and no third party shall acquire any claim against WPC or Client as a result of this Consulting Agreement.

7. Confidential Information. The parties acknowledge that WPC will be in receipt of confidential and proprietary information of Client as a result of services it is providing pursuant to this Consulting Agreement. WPC shall maintain the confidentiality of such information, and shall not disclose any such information to any third party or use any such confidential information except to the extent necessary to achieve the goals of this Consulting Agreement. WPC shall use its best efforts to ensure that its employees and any third party to whom WPC discloses such confidential information shall not disclose or make unauthorized use thereof.

8.  Reports, Recommendations and Records.

         8.1 WPC shall maintain reasonably detailed records concerning its services and reimbursable expenses and shall permit Client to inspect the same at reasonable times, and provide Client with copies thereof at Client's request, to verify WPC's invoices.

         8.2 WPC shall prepare a monthly written report to the CEO and Board of Directors of Client setting forth specific actions taken during the prior month to achieve the goals and objectives set forth in Paragraph
         1. Such report shall include detailed analyses of such activities, the effects of such activities, specific action plans for the next thirty days and the goals such action plans are intended to address, and a discussion of other areas of concern that were not addressed during the prior thirty days. The first such report shall be due June 1, 1995.

         8.3 Reports, recommendations, business plans and all other written materials prepared or furnished by WPC under this Consulting Agreement shall become the sole property of Client, to be used in whatever way Client wishes so long as such use does not create liability on the part of WPC. Notwithstanding the foregoing, Client shall seek prior consent from WPC, who shall respond to such request from Client without delay, and whose consent shall not be unreasonably withheld, to use any or all business plans and monthly written reports (referred to in Paragraph 8.2) in connection with any offering of securities of Client (whether in a private placement or public offering) or in connection with obtaining interest bearing debt from a creditor. In connection with any such use, it is acknowledged that any consent by WPC may be accompanied by appropriate disclaimers in form determined by WPC so as to preclude WPC from incurring any liability as an underwriter of any such issuance. WPC may maintain a copy of such materials, provided that it shall treat all such materials as confidential and proprietary and





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         may not disclose any such materials to any third party without express written consent of the Board of Directors of Client.

         8.4 WPC expressly understands and agrees that monthly reports and business plans prepared by it pursuant to this Consulting Agreement may be used by Client in connection with Client's borrowing activities, discussions concerning strategic partnerships with third parties and Client or the Strategic Planning Committee of Client's Board of Directors, and any other uses Client deems appropriate.

9.  Limitation of Liability and Indemnity.

         9.1 WPC and its officers, employees and other agents shall in no event be liable to Client or any third parties for any loss of profits or other consequential damages suffered by them, or any of them, as a result of the acts of omissions of WPC in connection with this Consulting Agreement.

         9.2 Client shall indemnify, defend and hold harmless WPC and all of its officers, employees and other agents against all claims, losses and expenses arising out of services performed under this Consulting Agreement, other than claims, losses and expenses resulting from, arising out of or attributable in whole or in part to actions by WPC or any of its officers, employees or agents that constitute (a) negligence, whether gross or otherwise; (b) misconduct or a knowing violation of law; (c) a transaction from which the party seeking indemnity received an improper benefit; or (d) conduct that the party seeking indemnity did not in good faith believe was in the best interests of Client.

10. Arbitration. All claims and any other disputes among the parties arising out of or relating to this Consulting Agreement shall be decided by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA") then in effect, unless the parties otherwise agree at the time. Any demand for arbitration must be made and filed with the AAA (or commenced in accordance with an alternative agreed procedure) before the time that institution of legal proceedings based on such claim or dispute would be barred by the applicable statute of limitations. Any award rendered by the arbitrator or arbitrators shall be final and may be enforced in accordance with Washington law.

11.  General Provisions.

         11.1 This Consulting Agreement shall be governed by the Laws of the State of Washington.

         11.2 This Consulting Agreement shall be binding upon the parties and their respective heirs, representatives, successors and assigns, but no party may assign any benefit or delegate any duty hereunder, either voluntarily or by operation of law without the prior written consent of the other party.





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         11.3  Any notice hereunder shall be effective upon delivery in person or by facsimile transmission, or, if sent by mail, three days following mailing by registered or certified mail with proper address and postage prepaid.

         11.4 Venue for any arbitration or litigation to enforce this Consulting Agreement shall be in King County, Washington, and the prevailing party shall be entitled to recover its reasonable attorneys' fees and costs incurred in arbitration, at trial, and on appeal, or in any insolvency or bankruptcy proceeding or appeal thereof. The amount of such fees and expenses shall be fixed by the arbitrator or court, as the case may be.

         11.5 This Consulting Agreement constitutes the entire agreement between the parties with respect to the subject matter and may be modified only in writing signed by authorized representatives of both parties. Failure to enforce any provision of this Consulting Agreement in one instance shall not constitute a waiver of the right to enforce the provision in a subsequent instance or waiver of the provision itself.

         11.6 Each individual signing this Consulting Agreement for a party individually warrants that he/she is authorized to do so and that this Consulting Agreement is binding upon the party for whom the individual signs.

         11.7 No party shall be responsible for any delay or failure to perform caused by adverse weather, casualty or other cause reasonably beyond its control.


         WILEY, PENE & COMPANY ("WPC")
         An Oregon Corporation

         By:  /s/ Robert A. Pene                       Date:
             -------------------------------                -------------------
                  Robert A. Pene, Principal



         SUN SPORTSWEAR, INC. ("Client")
         A Washington Corporation


         By:  s/ Larry Mounger                         Date:  May 17, 1995
              ------------------------------                -------------------
                 Larry Mounger, President





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